Exhibit 99.1

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Final Transcript
Nov. 02. 2005 / 5:00PM, BKHM — Q1 2006 Bookham, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS
Jim Fanucchi

Summit IR Group, Inc.
Giorgio Anania

Bookham Inc — President and CEO
Steve Abely

Bookham Inc. — CFO
CONFERENCE CALL PARTICIPANTS
John Anthony

SG Cowen — Analyst
John Harmon

Needham & Co. — Analyst
Tim Savageaux

Merriman — Analyst
Mark Dishop

Boston Company — Analyst
PRESENTATION
Operator
Good day everyone, and welcome to the Bookham Incorporated first quarter fiscal year 2006 financial results conference call. Today’s call is being recorded and will be available for playback through November 9. At this time, for opening remarks and instructions, I would like to turn the call over to Jim Fanucchi, the Summit IR Group. Please go ahead, sir.
Jim Fanucchi - Summit IR Group, Inc.
Thank you operator, and thanks to all of you for joining us. Our speakers are Dr. Giorgio Anania, President and Chief Executive Officer, and Steve Abely, Bookham’s Chief Financial Officer. During this call, we will be referring to non-GAAP financial measures. These non-GAAP measures are not prepared in accordance with generally accepted accounting principles. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in our earnings release, which is available in the investor section of the company’s web site at www.bookham.com.
I would also like to remind you that in the course of today’s conference call, we will make forward-looking statements regarding future events or the future financial performance of the Company. Any remarks that we make about future expectations, plans and prospects of the Company, constitute forward-looking statements for purposes of the Safe Harbor Provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements, as a result of various important factors, including those discussed in our annual report on Form 10K which is on file with the SEC. In addition, forward-looking statements represent estimates as of this date, November 2, 2005, and should not be relied upon as representing estimates any subsequent date. We may elect to update forward-looking statements in the future, we disclaim any obligation to do so. Now, I would like to turn the call over to Giorgio.
Giorgio Anania - Bookham Inc — President and CEO
Thank you Jim. Good afternoon everyone, and welcome to our first quarter of fiscal 2006 financial results conference call. I will briefly summarize the first quarter highlights. Then Steve Abely, our CFO, will discuss the financial results for the first quarter and provide an outlook for Q2. I will then summarize and we will open up the call to questions.

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Final Transcript
Nov. 02. 2005 / 5:00PM, BKHM — Q1 2006 Bookham, Inc. Earnings Conference Call

Let me quickly review our first quarter financial results. Net revenue for the first quarter was $62.6 million, which was our highest quarterly revenue ever, and was up 44% on year earlier levels. On top of that, we billed and collected $1.5 million for profits — for products that we did not recognize as revenue this quarter. Gross margin before stock compensation expenses was 24% which was up 19% — up from 19% last quarter, and up approximately 29 percentage points over the same period a year ago. First quarter gross margin was also a record for us. And thirdly, adjusted EBITDA was a positive $700,000, marking the first time we have achieved positive EBITDA. This is an important milestone for the Company. Steve will provide greater detail on our financial results later in the call.
Now let me turn to some of the important first quarter and recent highlights. On the financial front, we achieved record revenue, gross margin, and adjusted EBITDA, as I mentioned before. Our focus on expanding our revenues and reducing costs drove these important gains. In addition, we significantly improved our liquidity to our recent common stock offering, the sale of vacant land in the U.K., and financing transaction of Deutsche Bank. These three events generated net proceeds of approximately $77 million, of which about $23 million was received in the September quarter. As mentioned previously, Steve will provide us greater details on these events in just a second.
Second point, we made substantial progress in removing our ascending tax operations to Shenzhen. Revenue from Shenzhen in the first quarter was approximately $19.7 million, or 31% of total revenue. This is a significant increase from last quarter, in which revenue from China was approximately $12.4 million, or 20% of total revenue. All telecom products to be transferred from our Paignton facility to Shenzhen, are now qualified and being manufactured in Shenzhen. We’re fully on track to have substantially all of our telecom assembly and test done in China by the end of the March 2006 quarter, and expect to see the full cost savings by the June 2006 quarter.
Third, our opportunities to expand our long Nortel business, gained additional traction in the first quarter. We had to design wins for a variety of products, including our 980 pumps, receivers and access [P] transceivers. We also continue to make progress in our non telecom business, specifically our high power laser and our new focus businesses.
And fourth, finally we’ve grown our product offering in this quarter. We introduced two new products based on our full band tunable DSDV laser. We expanded our family of XFP small phone factor pluggable transceivers, and we expanded our family of copackaged laser modulator 10 gigabit lasers, which we call our compact Mach-Zehnder product. These products are designed for use in the DWDM metro long-haul markets, which are markets we expect will offer good growth opportunities for us, and specifically in the area of 10-gigabit per second transmission speed.
I would like to take a moment to expand on some of these first quarter highlights. First of all looking at China, we continue to make excellent progress with the ramp up of our assembly and test facilities in China. In addition to the significant revenue growth in China that we have achieved in recent quarters, and which I just mentioned, I am pleased to report that our products have ramped up faster, and at higher yield rates than our original forecast. As production in China continues to ramp, we will improve capacity on several important product lines, including our compact Mach-Zehnder line. By moving more of our manufacturing to China in the September quarter, we were able to reduce our head count in our Paignton, U.K. facility by approximately 250.
This reduction was an important milestone for Bookham, as total head count in our China plant has now surpassed Paignton, and is now our largest facility. Paignton head count, at the end of the first quarter was approximately740, compared with about 1100 earlier this year. We expect to make similar head count reductions in Paignton during the December quarter, which should translate into additional labor cost savings. As a reminder, when all of our telecom assembly and test production is done in China, we expect to achieve savings of between 9 and $12 million per quarter, of which approximately $3 million can already be seen in the results of the last couple of quarters, and the full savings mentioned above, should be recognized in the June quarter next year.
Secondly, on customers, our new customer traction continued in the first quarter, as we made additional progress expanding the number of design wins of tier 1 customers. Simultaneously, we also expanding to a range of smaller customers. Nortel revenues increased from 30.3 million in the June quarter to 33.7 million in the September quarter. Approximately half of that revenue [inaudible] of the products which Bookham will discontinue over the next few quarters, which we call last time buy products, and we expect this portion of revenue will start declining in the future, as we complete the last time buys. Importantly, however, the other approximately half of revenues came from products which we intend to keep on manufacturing, and with these products we saw continuing strong growth in the quarter, just as we did in the previous quarter.
Cisco remained a 10% in the September quarter, having now been a 10% customer for three successive quarters, and is expected to remain one of our larger customers. However, revenues from Cisco dropped between the June and September quarters, and we forecast that Cisco will not be 10% customer in the December quarter, as they transition to a new product platform from the current platform, where we are the sole source. We expect to be one of the suppliers of a new product platform, and expect to start building shipments in the December to January time frame. During this transition, we expect that the December quarter, our growth with other customers will allow us to make up a good part of expected drop in revenues with Cisco.

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Final Transcript
Nov. 02. 2005 / 5:00PM, BKHM — Q1 2006 Bookham, Inc. Earnings Conference Call

We are committed to building our Nortel business, and have taken steps to add inventory and capacity on certain product lines, to improve on deliveries and take on some short lead time business opportunities as they arrive. Earlier products, overall we expect intense design activity outside of Nortel will continue for the foreseeable future. We continue to expand our leadership position in the 10 gigabit per second metro market, with our compact Mach-Zehnder product, which is designed into 5 of the top 10 optical OEMs in the world. Compact Mach-Zehnder sales increased significantly in the September over the June quarter, and accounted for more than 15% of our total revenues in Q1. We believe there is an opportunity for us to achieve ongoing growth in our compact Mach-Zehnder business, which has a unique competitive advantage and whose performance matches very well with market demand for products that can allow 10 gigabit overlays in metro networks around the whole world.
As I noted last quarter, the optical market is rapidly moving towards higher speed, for the majority of systems operating at 10 gigabits per second. Market research at Dell’Oro forecast that unit demand for 10 gigabit ports between 2004, and 2009, will increase at an annual rate of 36%. We believe our compact Mach-Zehnder product directly addresses the rapidly growing 10 gigabit per second metro space, and we have planned follow along product generation to continue to drive our advantage in this key platform.
Our [inaudible] products are experiencing strong demand in the telecom market. In the first quarter, supply constraints prevented us from maximizing of the pluggable sales opportunities we have with our customers. However, we believe these were short term issues and expect renewed growth in our pluggables product in the December quarter. And in tunable lasers, we received our first order from a large customer, and we are sampling our products to several other tier one customers. In the industrial markets, finally, shipments of our high-powered lasers increased. We have invested for the two last — two and a half years in building our high-powered laser technologies, and have introduced some of the highest power laser chips in the world in recent quarters. It is a consummative market to break into, but our high-power laser business is now finally gaining momentum, and we expect revenue in the industrial laser era will continue to grow as we penetrate more customers over the next several quarters.
And finally, a few words about the market. From our perspective, we feel the overall telecom market is continuing to show signs of optimism, and in particular, appears set to grow the most in the areas where Bookham is, in fact, the strongest. One point is that our key customers are prudently expecting good growth in 2006 over 2005. Another input is that market analysts have strengthened their guidance and forecast for 2006 and beyond, and that is true of pretty much all of the people who follow this market. The lower increase that 2005 growth forward expectations for the total optical transport market to 18% from 12% in the previous forecast. This is supported by wireline CAPEX growth in North America and Europe. They are forecasting a 19% compound annual growth rate for unit shipment for the period 2004 to 2009, and as I mentioned before, a 36% compound annual growth rate for 10 gigabit ports and wavelengths, which is the area that our primary revenue driver for the future. Let me now turn the call over to Steve for a review of the financial results. Steve?
Steve Abely - Bookham Inc. — CFO
Thanks, Giorgio. Before I begin the detailed analysis of results, as part of the press release today, we provide financial statements based upon U.S. generally accounting principles. Our discussion of results today will exclude restructuring and other charges or credits which we consider to be non-recurring, unless we specifically indicate their inclusion. With respect to any of these non generally accepted accounting principle measures that we provide on this call, to the extent not provided on the call, directly comparable generally accepted accounting principle measures are set forth in a reconciliation of GAAP to non GAAP measures, included in our press release which is available on our website at www.bookham.com.
Before discussing our first quarter financial results, I would like to update you on the Company’s financing plan. As our last two quarter’s results demonstrate, we have made substantial progress improving the operating performance, and anticipate further improvements in future quarters, particularly as we move our assembly and test operations to Shenzhen. However, despite these improvements, we believe we needed to raise additional financing to shore up our cash and financial position of the Company. In last quarter, we announced a plan to raise between 50 and $60 million through the sale of assets, and a potential equity offering. We are pleased to report that we completed asset — sale of two assets, raising approximately $27 million, with no shareholder dilution, and completed a very successful secondary offering of the Company’s common stock, which raised approximately $50 million — $50.2 million net of underwriter fees, for a total financing of $77 million over the last three months.
Let me provide some additional details of our financing of these financing events. The 27 million consisted of two transactions. The first was a transaction completed on August 16, whereby we acquired an entity from Deutsche Bank, through which we received $12 million in cash, and intended to utilize — and intend to utilize a portion of the tax loss carry forwards in our subsidiary in England, Bookham PLC. At the end of the first quarter, we had received $8.2 million in cash related to this transaction, and received an additional $1.8 million in October. On September

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Final Transcript
Nov. 02. 2005 / 5:00PM, BKHM — Q1 2006 Bookham, Inc. Earnings Conference Call

13, we completed a second transaction in which we sold vacant land we owned in the U.K. and received $15 million in consideration net of commission. This land had been recorded as held for sale on our 2005 fiscal year end balance sheet. Lastly, on October 12, in our second fiscal quarter, we closed a secondary common stock offering, selling 11.25 million shares at a price of $4.75 per share, resulting in proceeds of $50.2 million net of underwriting fees. These transactions have accomplished our intended fund-raising objectives. We intend to use the proceeds of this offering for general corporate purposes, and more specifically, will use a portion of the proceeds to fund the remaining restructuring costs.
I would now like to move on to the detailed first quarter results. Revenue for the first fiscal quarter of 2006 was $62.6 million, a 3% increase over the June quarter, and up 44% over the September 2004 quarter. The sequential increase in revenue was predominantly driven by higher sales of new products to Nortel. Revenues on last time buy products sold to Nortel were relatively flat, compared with the fourth fiscal quarter of 2005. Our year-over-year increase in revenue was driven by both higher revenues with Nortel, and growth and revenues with our other customers. In addition, we billed and collected approximately $1.5 million of product on revenue which was deferred until future quarters. We anticipate this product will be recognized as revenue in future quarters, when a delivery schedule is finalized for these products.
Revenues from Nortel were $33.7 million, or 54% of revenues, compared with $30.3 million, or 47% of revenues in the prior quarter. Revenues with telecom customers other than Nortel was $20.5 million — $20.9 million, compared with $21.5 million last quarter. Revenues with Cisco represented approximately 10% of total revenues in the first quarter, compared with 13% of revenues in the fourth fiscal quarter of last year. Revenues from our non telecom product portfolio was $8 million or 13% of total revenue for the first quarter, a decrease of 13% from the June quarter. The sequential change in our non telecom product portfolio was primarily due to a substantial decline in revenues from our gas MMICs product line, as we complete the final shipment and exit that business. The decline in the gas site fees was nearly offset, however, by increased revenue in our testing measurement products, and high power industrial lasers. The improved revenues in our test and measurement business, or our new focus product line, which makes up the majority of our non telecom revenue, was driven by growth in both industrial and catalog customers.
The gross profit and corresponding gross margin in the first quarter, excluding stock compensation of $900,000, was $15.2 million, or 24%. This compares with a gross profit of $11.7 million, or 19% in the June quarter. The combination of higher revenues for newer products, which have higher variable margins, combined with lower product cuts in general, and the initial savings from moving assembly and test operations to Shenzhen, were the primary factors producing the improvement in gross margin. On a year-over-year basis, gross margin for the first quarter increased by 29 percentage points, from a negative 5% in the September 2004 quarter, due, in part, to substantial rev — substantially higher revenues, higher product margins, particularly on our newer metro product lines, and a reduction in manufacturing overheads.
During the first quarter, we recorded a profit of $1.8 million from the sale of inventory, which was purchased as part of the acquisition of Nortel networks optical components business in 2002, and which was carried as zero value. We recorded a $3.2 million profit in the June quarter on similar products. As part of the purchase commitment on last time buys, we expect to sell a declining amount of these products over the next few quarters. However, we fully expect these products will be replaced by newer products having substantial contribution margins.
During the first quarter, the exchange rate of U.S. dollars to British pounds moved to $1.76, compared with $1.79 at the end of the June quarter. The average exchange rate, at which we record our results, was $1.78 in the first quarter compared with $1.86 in the prior quarter. The stronger dollar had a slightly positive impact on our results of operations in the September quarter. Approximately 50% of our overhead cost structure was paid in British pounds in the first quarter, compared with approximately 55% in the fourth quarter, and we would expect this portion to continue to trend down as our assembly and test operations move to Shenzhen.
Non GAAP operating expenses, which excludes restructuring, impairments and stock compensation, declined 14% between the first and fourth quarters, to $22.6 million, from $26.4 million. Included in operating expenses is a $900,000 gain from the sale of six assets. Research and development, excluding stock compensation, was relatively flat between quarters at approximately 17% of revenues. As a comparison, our R and D expenditures were 37% of revenues when we announced our cost-saving plan in June 2004. Selling general administrative expenses, excluding stock compensation, were down 13% between quarters, to $11.8 million, from $13.6 million in the June quarter, and it declined to 19% of revenues in the first quarter, from 42% in the June quarter of 2004. Amortization of intangible assets was $2.7 million in the quarter, approximately the same as last quarter.
In the September quarter, we adopted FAS 123R, and recorded stock compensation costs of $2.9 million, of which $900,000 was included in cost of sales, and $2 million was recorded in operating expenses. Of these charges, approximately $1.7 million was related to performance options, for which performance objective was achieved during the quarter, and the entire charge related to these options was recorded in the first quarter. For comparative purposes, we have excluded FAS 123R compensation in the first quarter. We have also excluded the impact of APB 25, the previous accounting standards related to stock compensation in the corresponding prior periods. In the first quarter, we recorded a restructuring charge of $1.8 million, related to the accrual of the severance and retention costs related to work-force reductions resulting from our transition of assembly

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Final Transcript
Nov. 02. 2005 / 5:00PM, BKHM — Q1 2006 Bookham, Inc. Earnings Conference Call

and test to Shenzhen. In the September quarter, we also recorded a $1.3 million gain on the sale of the vacant land in the U.K., which had previously been reflected as an asset held for sale. Because we had written the land down in prior periods, we’ve described the gain as recovery of impairment in the P&L.
In the prior quarter, we recorded $4.9 million in restructuring charges, of which $2.2 million related to an additional accrual for lease commitments on closed facilities, and $2.7 million related primarily to accruals for severance and retention. When we announced our restructuring plans in June of 2004, we expected to incur 24 to $30 million in restructuring costs. By the end of the September quarter, we have incurred approximately $16 million of these costs. We currently expect to be at the lower end of the original guidance range for restructuring, and will incur approximately 1.5 to $2.5 million of restructuring charges in the December quarter.
Our operating loss, excluding restructuring, impairments, and stock compensation, was reduced to $8 million in the September quarter, from $14.7 million in the June quarter, representing a decrease of 46%. Our Q1 operating loss was driven by the improvement in gross margin and a decrease in operating expenses between quarter. On a GAAP basis, which includes restructuring, impairment, and stock compensation charges, the operating loss in the September quarter was $11.5 million compared with $36 million in the prior quarter, a 68% reduction.
Other income expense, which is primarily interest in the effect of foreign currency exchange, was an expense of $900,000 compared with an expense of $3.1 million in the June quarter. Interest expenses, including the amortization of the premium and issuing costs related to our convertible debenture, was $1.9 million for the quarter, and was offset by foreign currency gains, including a $600,000 net unrealized gain on forward exchange contracts. As part of the Creekside transaction, we recognized an $11.8 million, one time tax gain for the September quarter, which is reflected in the income tax line on our income statement.
The first quarter adjusted net loss excluding restructuring, impairment, stock compensation, and the one time tax gain, was $8.9 million, or $0.26 per share. This compares with an adjusted net loss of $17.8 million or $0.53 per share for the quarter ended July 2, 2005. On a GAAP basis, including all charges, our net loss was $500,000, or $0.2 per share, compared with a net loss of approximately $39 million, or $1.16 per share for the quarter ended July 2, 2005, and a net loss of $38.5 million, also $1.16 per share in the same period a year ago. The weighted average share count for the first quarter was 33.8 million shares. Considering our recently completed secondary stock offering, the total share count for the second quarter will be approximately $45.1 million. Just to repeat, a reconciliation of our GAAP to non GAAP measures, is included in our press release.
Now, I would like to move on to the balance sheet, and discuss the main changes as follows. Cash and cash equivalents and restricted cash at the end of the first quarter was $43 million, compared with $32.3 million at the end of the previous quarter. The first quarter cash balance also does not include the approximately $50 million of proceeds from the common stock offering. Accounts receivable, including those from Nortel, which is classified as related party on the balance sheet, were $29.9 million in the first quarter, up from $27.5 million in the prior quarter. Associated day sales outstanding continue to be near historic lows at 42 days. Our inventories in the first quarter increased to $57 million, from $53.2 million in the June quarter, and inventory turns have decreased slightly to $3.5 million — excuse me, 3.5 in the first quarter, from 3.7 in the fourth quarter. Inventories were up between quarters as the result of our continuing ramp of the Shenzhen facility, and higher volumes of new products.
We achieved adjusted EBITDA profit for the first time in the Company’s history. Adjusted EBITDA, which we consider to be a good representation of cash flow from ongoing operations, and which excludes restructuring, impairment, and stock compensation, was a profit of approximately $700,000 for the first quarter, compared with a loss of $8 million in the fourth quarter. Depreciation in Q1 was $5 million, and amortization was $2.7 million. This compares with appreciation of $5.6 million in amortization of $2.8 million in the prior quarter. We expect appreciate — depreciation and amortization will remain relatively — excuse me, approximately at the same level over the upcoming quarters. Capital spending was approximately $1.3 million in the quarter. We would expect capital expenditures to be between 2 and $3 million in Q2, and remain approximately at the same quarterly level in 2006.
I would now like to move on to the outlook for the December quarter. The Company currently anticipates revenues in the second quarter ending December 31, 2005, to be in the range of $58 million to $61 million. We expect the cost reduction measures will result in continuing moderate improvements in gross margin in the December quarter. We therefore expect gross margin, excluding stock compensation charges, will be in the range of approximately 23 to 27%. Adjusted EBITDA for the quarter, excluding restructuring and other one time charges, and stock compensation charges, is expected to be in the range of breakeven, from negative $2 million to approximately positive $2 million. With that, I’d like to hand the call back over to Giorgio.
Giorgio Anania - Bookham Inc — President and CEO

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Final Transcript
Nov. 02. 2005 / 5:00PM, BKHM — Q1 2006 Bookham, Inc. Earnings Conference Call

Thank you, Steve. In summary, we accomplished several important events that I believe have strengthened our competitive position, and provides us with the foundation to continue to grow our business. These included: significantly improving our balance sheet through a combination of asset sales and a common stock offering; achieving ongoing improvements with our financial performance; increasing the amounts of revenue from our Shenzhen facility while simultaneously reducing our presence in Paignton, U.K.; and continuing to expand the level of design activity with customers other than Nortel.

Looking ahead, we are encouraged by positive signs we are seeing in the telecom market. Many of our key customers are expecting good growth in calendar year 2006, and we believe some of this forecasted growth will translate into further revenue opportunities for us during the remainder of fiscal 2006. And with that, I would like to conclude the formal part of the presentation and operator, please open the call up to questions. Thank you.
QUESTION AND ANSWER
Operator
[ OPERATOR INSTRUCTIONS ] We do have our first question coming from John Anthony of SG Cowen.
John Anthony - SG Cowen — Analyst
Good evening, guys. A few questions. Giorgio, I guess, if you could just give us — I know you’re not going to give long-term guidance, but could you kind of rank what you think the biggest opportunities in front of you are? You talked about XFBs, you talked about tunables, and industrial lasers. But could you kind of give us a sense for what you think is going to be the biggest contributor, kind of, the next big contributor, like the way the Mach-Zehnder is?
Giorgio Anania - Bookham Inc — President and CEO
Well, I think the Mach-Zehnder itself is going to continue to have growth, and we’ve got follow on product generation to make sure that that happens. I think if I look further out, the tunable products are expected to have big revenue pull in 07, and 06 in only going to be the transitioning year, when people start switching significantly from fixed to achievable lasers. So in that interim period of time, I think the biggest change in demand is, in the telecom products, is probably going to be in the pluggable product line. Having said that, we’re seeing a lot of demand for, what I would call a more traditional product, you know, traditional 10 gigabit receivers, 2.5 gigabit receivers, direct mode lasers, which are actually being adopted by a lot of small and medium-sized players around the world, but which actually adds up to pretty good business overall for us. And we are seeing strong demand, that we expect to continue through next year, in 908 pumps, particularly in places like China, where there is a lot of low-cost amplifiers being built, a lot of which are supplied with Bookham base pumps. So, it’s actually reasonably well spread out. But clearly, some of our big plays are in active base products, such as the tunablity platforms for the future.
John Anthony - SG Cowen — Analyst
Okay, thanks. Steve, can you just — not to harp on this too much, but on the 1.5 million that was deferred, can you just give me a sense, a little more clearly, is this just a matter of getting a ship date from them, is this a product issue, what exactly is this?
Steve Abely - Bookham Inc. — CFO
Well, you know, it’s part of the supply agreement that we signed up with Nortel. We agreed, and are contractually committed, to make some product for them and we basically hold it for them. They paid us for it, and they have basically title to it. So, it’s a question of us now determining what the delivery schedule is going to be for that product, and we haven’t done that yet, and so, until we actually have a delivery schedule, probably until we actually deliver it, we won’t recognized it as revenue. So, I’m not sure exactly when that is going to be, in the next few quarters.
John Anthony - SG Cowen — Analyst

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Final Transcript
Nov. 02. 2005 / 5:00PM, BKHM — Q1 2006 Bookham, Inc. Earnings Conference Call

I want to make sure I understand you correctly. But they — you actually did get paid for it, it’s just a matter of when you’re going to recognize the revenue, so it’s more of a —
Steve Abely - Bookham Inc. — CFO
Yes, we have actually already been paid for the revenue.
John Anthony - SG Cowen — Analyst
Okay.
Steve Abely - Bookham Inc. — CFO
And they’ve got title to it, so —
John Anthony - SG Cowen — Analyst
On the gross margin, can you just give us a sense for how much of the gross margin improvement was Shenzhen related versus product mix or Nortel related?
Steve Abely - Bookham Inc. — CFO
You know, it’s tough to say precisely. But, we clearly saw much better initial performance from the Shenzhen facility, better yield, better product costs, than we probably would have originally anticipated. I think that’s a big part of it. I do think that because we had a mix that was stronger toward some of our newer products which have better margins, that that’s also a contributing factor.
John Anthony - SG Cowen — Analyst
Okay. And then, last question, you guys said that you were constrained on the hot pluggables. You kind of indicated that it’s over, or that situation is over. How much of a material driver of revenue is that going to be in the current quarter or is that more of a March event?
Giorgio Anania - Bookham Inc — President and CEO
It’s in [feed] components that, I think, we’ve mostly worked our way through, but one is never quite sure until one gets to the bottom of the manufacturing rack to find out if products are fine or not. It is an important contributor even in the December quarter, if all those constraints are taken away. And clearly, it runs afterwards.
John Anthony - SG Cowen — Analyst
Okay, thanks guys.
Operator
Thank you. We have out next question coming from John Harmon of Needham and Company.
John Harmon - Needham & Co. — Analyst
Hi, good afternoon.

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Final Transcript
Nov. 02. 2005 / 5:00PM, BKHM — Q1 2006 Bookham, Inc. Earnings Conference Call

Steve Abely - Bookham Inc. — CFO
Hi John.
Giorgio Anania - Bookham Inc — President and CEO
Good afternoon, John, how are you?
John Harmon - Needham & Co. — Analyst
Good. I guess I should say, congratulations on all your accomplishments in the quarter. My first question is when all is said and done, and everything is moved to Shenzhen that is going there, how many shifts will you be running? I guess I’m getting ahead of myself, in asking how much capacity do you have there.
Giorgio Anania - Bookham Inc — President and CEO
You’re probably at least ahead of me, because I am not sure I know exactly how many shifts we’ve to running right now, over there. What I can say, is that if your question is getting at how much capacity we have in Shenzhen, we have plenty of excess capacity. Just on a floor space basis, we are only really using two and a half floors out of six, and the space isn’t fully utilized even where we are. So, you could always increase that capacity there, by more than a factor of two. And that could be extra shifts as well. I know we’re not running three shifts, so there’s definitely extra room there. So, I don’t think we’re capacity constrained in a physical way. Of course, short-term, you’re always capacity constrained, if you’ve got particular lines that you weren’t expecting would receive a lot of volume, and you have the line [inaudible] turned up indefinitely; or if you’re not got the right operators and you need maybe a couple or three months to train the right people for a particular line. But besides that, we don’t see any strong constraints, given sort of a three month type lead on demand.
John Harmon - Needham & Co. — Analyst
Okay, thank you. And, a similar question: when — at what point will you be able to move the R&D people out of the Paignton facility into another facility? And do you plan to sell it, and what could you get for it?
Giorgio Anania - Bookham Inc — President and CEO
Well, Paignton is our largest R&D center, and we expect it to remain our largest R&D center, and the site used to house closer to 6,000 people, and it’s going to have a few hundred people when the move of ascending test is completed. We may well consider consolidating to a much smaller space, either one building in the site, or a new building across the road, to have everyone close together. In that case, clearly one of the options is selling the whole site and getting money for it. That is one of the options we have at present.
John Harmon - Needham & Co. — Analyst
The other option would be to sublease part of it.
Giorgio Anania - Bookham Inc — President and CEO
Yes, I mean, if we move completely off that one site, you could sell the whole site. If we retained a little corner of it, which was sufficient for our needs, you could either sublet part of it. But probably the easiest option is to — is the outright sale. That is the most logical way.
John Harmon - Needham & Co. — Analyst

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Final Transcript
Nov. 02. 2005 / 5:00PM, BKHM — Q1 2006 Bookham, Inc. Earnings Conference Call

Thank you. One for Steve, if could you give us a little operating expense guidance? It looks like SG&A was quite a bit lower than you suggested it would be last quarter. Is this level pretty much stable looking ahead, or are there more reductions to come?
Steve Abely - Bookham Inc. — CFO
I think we can probably reduce it by another 1 million, maybe as much as $2 million. I think that we’re probably going to be static for a quarter or two, but will see it come down after that. There’s always some variation in the spending though.
John Harmon - Needham & Co. — Analyst
Okay, and Giorgio, you were talking about a couple tunable laser products, shipping. In your view, when do we get to the point, well for starters, when do you combine that with your Mach-Zehnder chip, and then secondly, when do you think tunable transceivers and transponders start shipping in volume?
Giorgio Anania - Bookham Inc — President and CEO
For me, as I indicated before, I see tunability as one of the major trends in the industry, but I think it’s going take about a year of transition to get to really big volumes. Having said that, we expect revenue next year. But it’s a strategic turning for the industry, and I think, given that we believe we have a very strong offering, it is also an opportunity for us to distance the number of our competitors, particularly in Asia. We’re already sampling what we think is really a very strong product, which is a combination of our tunable laser, and of our compact Mach-Zehnder. That is in the initial sampling stage, so I don’t want anyone to think that the product is already shipping in quantity, but there is huge demand for that type of product practically everywhere we have been. But we just need a few more months to be able ramp that up and work with customers on that product. We’re quite excited over that.
John Harmon - Needham & Co. — Analyst
Okay, thanks. And just finally one more. Who assembles your pluggable transceivers? You make a laser’s, but where was the supply constrained, or the capacity constrained?
Giorgio Anania - Bookham Inc — President and CEO
Oh, I think no, the supply constraint was not in any contract manufacture, the supply constraint was an in-feed component that we had to work through. Like everyone, we are depending on particular companies to supply in-feeds, and occasionally they don’t quite get their yields going, and then, that is when you realize that perhaps you don’t have as many — you have more single source points then you should have had, and you work through that, like everyone else. That’s unfortunately one of the aspects of our business. But I think we’ve worked our way through most of those, and hope to see that growing again this quarter.
John Harmon - Needham & Co. — Analyst
Got it. Thank you very much.
Operator
[ OPERATOR INSTRUCTIONS ] Our next question is coming from Tim Savageaux of Merriman.
Tim Savageaux - Merriman — Analyst
Good afternoon, guys, and congratulations on the EBITDA positive.

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Final Transcript
Nov. 02. 2005 / 5:00PM, BKHM — Q1 2006 Bookham, Inc. Earnings Conference Call

Steve Abely - Bookham Inc. — CFO
Thanks.
Tim Savageaux - Merriman — Analyst
You’re welcome. I have a couple of questions which I guess I’ll ask one at a time. First with regard to the business outside of Nortel, last quarter I think you had remarked that you had 1.2 book to bill ratio in your non Nortel telecom business, and given that, I would have expected to see more strength here. I understand you probably had something unanticipated happen with Cisco, but if you could sort of talk about the trajectory there, whether it was just Cisco’s situation that did catch you by surprise, and what the sort of order, maybe you can give us a similar kind of view as to, you know, book to bill, or some kind of indication of the pace of business with your telecom customers outside of Nortel.
Giorgio Anania - Bookham Inc — President and CEO
I don’t have with me a book to bill number right now. As I cautioned last time, because we tend to get order of six or seven weeks before delivery, it’s not a fantastic measure of the next quarter’s performance, especially since we strip out Nortel, it’s very sensitive to any deliveries in the next five or six weeks after the end of the quarter. With Cisco it’s quite straightforward. We are in a strong single source position of the main platform, that is shifting over to another platform, sort of a gap between the end of one and the beginning another. That happens in Q4. So, that’s part of what I explained about before, but because we are continuing to see good growth in other customers, we believe a good part of that gap can be filled out. It is reasonably straightforward, what’s going on there. And if you exclude the Cisco effect, I think you can see other customers are stable or slightly growing.
Tim Savageaux - Merriman — Analyst
Right, Okay. But you say, you’re comments coming overall, marketplace remains pretty positive, which doesn’t indicate flat quarter to quarter, with your, you know, outside of Nortel. So has there been some change in sort of what is happening in the marketplace, or it is —?
Giorgio Anania - Bookham Inc — President and CEO
No. Not really. I mean, I think you’ve got to be careful not to take the market as something that will be ultra smooth. I mean, if you our [HA] comments, they thought last quarter was a drop, and this last quarter was a bounce back. So, you’ve got those types of phenomenas going on in the background, and in the optical components world, each single design is microscopic. So, if we got a product transition with one customer, and that can make a few million dollars of difference in the quarter, you can’t go away thinking that is a reflection on the market. These things are lumpy, but on average, we don’t see any decline in the market. We see pretty good optimism among our customers, and you know, a smooth pull in the market.
I think — I am not really even worried about the market, actually. I think the market’s going to be there. It’s not going to jump through leaps and hoops and start growing dramatically again, but it’s going to grow into double digits in my mind. And really, the focus for me is gaining share, and there are still a number of competitors out there, and it’s gaining a competitive advantage which is really the name of the game. As I say, I think the market is going to be fueling moderate growth everywhere, and I think that is good. It is the competitive factors we have got to win. That is why things such as taking the strength of a compact Mach-Zehnder product, which is being really, to use a loose term, a category killer in attending space, and riding the implant in tunable technology, and those types of products. Those are the types of things that can make a massive difference in your competitive situation, because you are basically distancing yourself from the whole array of competitors. Those are really the big moves. And I’d say the market is probably going to be smoothly supporting the industry.
Tim Savageaux - Merriman — Analyst
Okay, fair enough. Another question on your guidance. And then I have one more after that. What sort of movement in the Nortel last time buy number would be implicit in your December quarter guidance of roughly flat to slightly down revenue?
Giorgio Anania - Bookham Inc — President and CEO

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Final Transcript
Nov. 02. 2005 / 5:00PM, BKHM — Q1 2006 Bookham, Inc. Earnings Conference Call

I think the last time buys start declining, in the December quarter, as we’ve indicated to people before.
Tim Savageaux - Merriman — Analyst
I am looking for a little more detail on that.
Steve Abely - Bookham Inc. — CFO
It’s a pretty significant drop. I don’t think is much different than what we’ve indicated before.
Tim Savageaux - Merriman — Analyst
Okay. One final technology question. Are you starting to see or do you expect to see any activity on the 40 gig fronts in 2006? And how would you be positioned for that, if there were?
Giorgio Anania - Bookham Inc — President and CEO
Well, we had 40 gig technology. In fact, when we bought the Marconi business, 40 gig was one of their main areas of focus. We had modulators built specifically for 40 gig, and some parts. We parted those, because don’t think this will be a lot of revenue in the next year, so we don’t see a lot of 2006 revenues from those types of products. So, it’s one of those that you talk about, you market, but you don’t actually — you keep it warm but don’t actually spend a lot of money for the time being. Because I think it’s 12-18 months before any substantial market arises there. If we, over the next six or eight months, we start seeing that, maybe that gets closer, we have the time to start reshifting efforts in those things, which as I say, we did have in quite an advanced stage of development, a couple years ago.
Tim Savageaux - Merriman — Analyst
Okay, thanks.
Steve Abely - Bookham Inc. — CFO
Thanks, Tim.
Operator
Thank you. Our next question is coming from Mark Dishop of Boston Company.
Mark Dishop - Boston Company — Analyst
Hi, can you hear me?
Steve Abely - Bookham Inc. — CFO
Hi Mark.
Mark Dishop - Boston Company — Analyst

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Final Transcript
Nov. 02. 2005 / 5:00PM, BKHM — Q1 2006 Bookham, Inc. Earnings Conference Call

Hi, I just have a few things. First of all, on continuing on that last question, if you’d - your guidance for your fiscal Q2 is kind of flat to down revenue,sequentially. And then, Nortel last time buys are down pretty significantly, and then Cisco is down some. It implies the rest of it is up a lot. Can you comment on that? And is there visibility to that? And then I have some more questions.
Giorgio Anania - Bookham Inc — President and CEO
Well, one of the things that I think you can probably deduce from the numbers, you know, just written, is that if you look at the Nortel figures, not only is the last time buy remaining at levels of the previous quarter, but actually the growth in the Nortel numbers are mostly due to the growth in the continuing products. So we are actually seeing a surprising strength in the Nortel continuing products business, which is good news for us.
Mark Dishop - Boston Company — Analyst
Okay, that is where the strength is, rather than in the non Nortel. That is where the strength will likely be this quarter, as opposed to the non Nortel stuff?
Giorgio Anania - Bookham Inc — President and CEO
That is one part of the strength. We also see in strength in our high power lasers continue to grow. And we are seeing a number of customers, both a few tier ones and some other ones, growing to make up some of this fiscal shortfall. So it’s reasonably broadly based, actually.
Mark Dishop - Boston Company — Analyst
Okay. And do you have good visibility to that?
Giorgio Anania - Bookham Inc — President and CEO
I’m sorry, good visibility to —?
Mark Dishop - Boston Company — Analyst
Due to the revenue for the quarter?
Giorgio Anania - Bookham Inc — President and CEO
Well, as I say, we tend to get quarters five or six weeks before delivery. So, what we’ve got until today, and a few weeks, so customers can change their mind, it can change things, but there is reasonable visibility in the quarter at this date.
Mark Dishop - Boston Company — Analyst
Okay, that is great. On the market, you had talked about analysts, saying they had increased their growth forecast, the optical transport, I think you said from 12 to 18%, is that units?
Giorgio Anania - Bookham Inc — President and CEO
No, that was a dollar.
Mark Dishop - Boston Company — Analyst

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Final Transcript
Nov. 02. 2005 / 5:00PM, BKHM — Q1 2006 Bookham, Inc. Earnings Conference Call

That’s dollars. What percent of your revenue is that?
Giorgio Anania - Bookham Inc — President and CEO
Optical transport market, that’s all of our telecom business is optical transport.
Mark Dishop - Boston Company — Analyst
That’s all of your telecom business?
Giorgio Anania - Bookham Inc — President and CEO
No, I mean, optical transport is the sector we are in. Then we have 10 to 15% of our revenue is outside the telecom market. But in telecom, optical transport is basically what we sell into that, metro, long-haul and the market segments.
Mark Dishop - Boston Company — Analyst
And you talked about gaining share, that’s been kind of your story for a while, that you’re part of Nortel, and since you’d spun off, you are gaining your rightful share. What do you think, outside of Nortel, how much more is there to go in gaining share? Are you halfway there? Are you just starting?
Giorgio Anania - Bookham Inc — President and CEO
Well, as I mentioned before, the growth of the market itself, for example in the 10 gigabit ports, and now I’ll talk unit volumes, is forecasted to be something like 36% per year. So, if we maintain a strong position in that segment, we will automatically be gaining share in the market as a whole, because the market is actually moving to where we are. Look at it another way, it is clear in the last two years, we’ve gained share, we’ve clearly grown in excess of the market. We are expecting to continue to do that, but obviously, nothing is forever and that is the battle that we fight every day. So, I don’t see any change in the strategy. We’ve still got a — quite a number of tier one customers where we do a few hundred thousand dollars a quarter, which could turn into several million dollars a quarter. That should keep us going for quite awhile. And on top of that, we see the growth in the industrial and defense market which adds to the total growth in telecom.
Mark Dishop - Boston Company — Analyst
What did you say was growing 36% a year?
Giorgio Anania - Bookham Inc — President and CEO
[Delaurel] forecasts the number of 10 gigabit ports being added by [oyens] operating at 10 gigabits at 36% compound annual growth rate. Then if you assume it’s on a 15, 20%, you know, take your pick at the annual cost reduction, probably 20% is on the high side, you’re out what the market growth is in that area. That is where the market is really moving. The market is moving pretty rapidly to 10 gigabit, and because that is the area where we’ve shipped most product than any other company that we are aware of, it really plays to our strength. So the market is moving in percent terms, to where we are. So if we hold onto our share of 10 gigabits, we should be growing share in the market overall regardless.
Mark Dishop - Boston Company — Analyst
Okay, that is great. And then, my last one is on your non telecom business. I didn’t get what you, the day you provided on it. Did you say that? How big was that? And is that declining?
Steve Abely - Bookham Inc. — CFO

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Final Transcript
Nov. 02. 2005 / 5:00PM, BKHM — Q1 2006 Bookham, Inc. Earnings Conference Call

That was 8 million for the quarter, and it was down about 13% from the prior quarter.
Mark Dishop - Boston Company — Analyst
What is the outlook for that?
Steve Abely - Bookham Inc. — CFO
Well, we’ve got one segment in there which is basically something we’re exiting, was the monolithic microwave ICs. And that declined almost to zero. But at the same time, we had growth in high power lasers, and we had growth in the new focus product portfolio that offset it. So we think that high-powered lasers is going to continue to grow. New focus is not expected to grow at a rapid pace, but it should continue to grow. So, we expect it, you know, you’d kind of see growth from where we are right now.
Mark Dishop - Boston Company — Analyst
How much did that segment go down sequentially, that you are exiting?
Steve Abely - Bookham Inc. — CFO
That segment went down from — went down by over a couple million dollars.
Giorgio Anania - Bookham Inc — President and CEO
So, that our non telecom went down by about 1 million, but the Mimix went down by more than two, so the segments we’re actually betting on, have grown to make up that difference quite nicely.
Mark Dishop - Boston Company — Analyst
It should be about flat going forward, that part?
Steve Abely - Bookham Inc. — CFO
We expect some growth there.
Mark Dishop - Boston Company — Analyst
Flat to growth.
Giorgio Anania - Bookham Inc — President and CEO
How much Mimix left, right? So we’ve already been through the transition of the big gulf in Mimix. There’s not that much of it left, and basically, the underlying growth in high-power lasers should start showing through to the total size of that IND sector.
Mark Dishop - Boston Company — Analyst
Okay, great. Thank you.

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Final Transcript
Nov. 02. 2005 / 5:00PM, BKHM — Q1 2006 Bookham, Inc. Earnings Conference Call

Operator
[ OPERATOR INSTRUCTIONS ] Our next question is coming from John Anthony of SG Cowen.
John Anthony - SG Cowen — Analyst
On the same vein as the prior questions, can you just once again kind of go over — earlier, you said that you were qualified with five out of the10 leading 0EMs on the Mach-Zehnder. I guess from an opportunity standpoint, what is holding you back from getting the other five? I mean is it just a pipe dream to think you can get the other five, because of competitive reasons or for whatever reasons? And just a point of clarification, Steve, the one and a half million deferred, is that in your guidance? I’m sorry if you commented on that. I just wanted to make sure of that.
Steve Abely - Bookham Inc. — CFO
So why don’t l answer the last one first. So the last one is, no, we didn’t consider it in the guidance. We don’t have a delivery schedule yet, so I can’t put in the guidance.
Giorgio Anania - Bookham Inc — President and CEO
And then to answer the other question, regarding the compact Mach-Zehnder, yes we are working on design wins at other tier one companies in addition to the five I mentioned. But as important, you never want to be playing the same product for everyone, you’d be obsoleting your own product. We are also beginning to sample the tunable version of the compact, which is expected to not only to capture the existing design wins, but actually target the other ones much more strongly. It’s got all the advantage of the compact Mach-Zehnder, plus the tunability built in.
John Anthony - SG Cowen — Analyst
So I guess, one of the things I am just trying to get a handle on, if I look at the non Nortel, non Cisco revenue, if you’ll kind of look at that classification, it seems like it was up about $1 million bucks, quarter over quarter. What does that do to, if it was not Mach-Zehnder?
Giorgio Anania - Bookham Inc — President and CEO
I’m sorry, what would that do if it wasn’t? There was quite a good amount of Mach-Zehnder growth.
John Anthony - SG Cowen — Analyst
No, in other words, what I’m trying to get a handle on, if I look at your telecom business, backed route Cisco, and I’ve got Nortel, other customers, it seemed like the increase, about $1 million, from September, from June to September. What was that due to? What product set? Was it one particular component, or was it a series of components?
Giorgio Anania - Bookham Inc — President and CEO
We have seen growth in a number of areas. Pumps is one strong one that’s been growing. Compact Mach-Zehnder is probably the strongest still growing. Then we have been doing okay with some of the other commodity products like receivers.
John Anthony - SG Cowen — Analyst
And was it one particular customer or a group of customers?
Giorgio Anania - Bookham Inc — President and CEO

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Final Transcript
Nov. 02. 2005 / 5:00PM, BKHM — Q1 2006 Bookham, Inc. Earnings Conference Call

No, it was actually very well spread out. We’re finding that we are getting — we’re enlarging quite a bit our customer base now with a lot of what you would call little design wins of customers who take less, but a rather a large number of them, which I think is actually a good position to be in.
John Anthony - SG Cowen — Analyst
Okay, thank you.
Operator
Thank you. Our next question is from Mark Dishop of Boston Company.
Mark Dishop - Boston Company — Analyst
Hi, I forgot, two more. Are you still there?
Steve Abely - Bookham Inc. — CFO
Yes, we’re still here.
Mark Dishop - Boston Company — Analyst
First of all, what is the remaining Nortel last time [inaudible] and complete?
Giorgio Anania - Bookham Inc — President and CEO
We have done about 30, 31, something like that, out of 50 million.
Mark Dishop - Boston Company — Analyst
40 million is done?
Giorgio Anania - Bookham Inc — President and CEO
No, about 31 is done.
Mark Dishop - Boston Company — Analyst
31 million is done, of the 50 million total. And when is it supposed to complete?
Giorgio Anania - Bookham Inc — President and CEO
I think you can expect, it’s going to start trending down, so if we’ve had roughly 15 million a quarter for a couple of quarters, it will probably go to the 10, five, three, two type of profile. If you add those all up, that should give you about 50. So, it’s something like that. Now, obviously they can pull things in and move them out a little bit, but that is about what I expect to see happening.
Mark Dishop - Boston Company — Analyst

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Final Transcript
Nov. 02. 2005 / 5:00PM, BKHM — Q1 2006 Bookham, Inc. Earnings Conference Call

Okay. So now, you have a bunch more cash. It’s nice, these actions you did, they’re better than I thought you could — you we’re going to get. But now that you have cash, do you feel that gets you through the restructuring, and gives you enough buffer, or do you feel that now you have cash to think about doing other things with?
Steve Abely - Bookham Inc. — CFO
First, as far as having enough cash, I think it is pretty clear we have enough cash to make it through restructuring and getting fully over to Shenzhen. Giorgio can probably answer the question on future opportunities.
Giorgio Anania - Bookham Inc — President and CEO
Yes, and we do have net debts that we have to worry about as well. So, it’s an okay position to be, in but let’s not forget the stuff that we need to have for the future.
Operator
Thank you. Our next question is coming from Tim Savageaux of Merriman.
Tim Savageaux - Merriman — Analyst
Hi, I wonder if I could follow up on a potential Paignton sale, just to see more if you could estimate, or relative to what you’ve already sold over there, what sort of potential proceeds would be there, do you think, if you were to pursue a sale of that facility in that way?
Steve Abely - Bookham Inc. — CFO
Yes, we think we can probably raise 10 to $15 million by selling the facility. We’ve got to bide our time and do it in a reasonable time frame. But that sounds like a reasonable range.
Tim Savageaux - Merriman — Analyst
Okay, thanks.
Operator
Thank you, we have no further questions at this time.
Jim Fanucchi - Summit IR Group, Inc.
Okay. Well, thank you, everyone, for participating today, and we look forward to speaking with you when we report our second quarter results next February. Thanks again.
Operator
Thank you, this concludes today’s conference.

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Final Transcript
Nov. 02. 2005 / 5:00PM, BKHM — Q1 2006 Bookham, Inc. Earnings Conference Call

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